Exhibit 99.1

Adtalem Global Education Appoints Sharon O’Keefe and Kenneth Phelan to its Board of Directors

CHICAGO--(BUSINESS WIRE)--April 29, 2020--Adtalem Global Education (NYSE: ATGE), a leading workforce solutions provider, today announced the appointment of Sharon L. O’Keefe and Kenneth J. Phelan as independent members of Adtalem’s Board of Directors.

“We are excited to add Sharon and Ken to our board. Their appointments will allow us to leverage their knowledge and expertise as we further execute on our strategy of becoming a leading workforce solutions provider to the medical and healthcare and financial services industries,” stated Lisa Wardell, chairman and CEO of Adtalem Global Education. “Both Sharon and Ken have impressive backgrounds and in-depth knowledge and experience that will be critical as we deliver solutions to our customers’ complex problems. Sharon’s leadership roles at the University of Chicago Medical Center, and formerly Loyola University Medical Center, allow her to provide valuable perspective as we continue to both serve the needs of our employer partners and drive superior student outcomes for our healthcare and medical students and graduates. Ken’s expansive financial and risk management experience will be incredibly additive as we further enhance and expand our global financial services offerings to serve our customers’ governance, risk and compliance needs.”

With these two appointments, the Adtalem Board of Directors will be composed of 10 directors, nine of whom are independent. The board composition includes four women and four persons of color, demonstrating Adtalem’s ongoing commitment to board diversity as a business imperative.

O'Keefe has served as president of the University of Chicago Medical Center since February 2011. Prior to that, she served as president of Loyola University Medical Center from April 2009 to February 2011 and as chief operating officer for Barnes Jewish Hospital, a member hospital of BJC Healthcare, in St. Louis from July 2002 to April 2009. Since 2012, O’Keefe has served on the board of directors of Vocera Communications Inc., a provider of communication and clinical workforce solutions, and is currently a member of the compensation committee. O’Keefe also previously served on the board of Aviv Reit, Inc. from 2013 to 2015.

Phelan served as the first chief risk officer for the U.S. Department of Treasury (Treasury) from 2014 to 2019. As chief risk officer for Treasury, he was responsible for establishing and building the Treasury’s Office of Risk Management to provide senior Treasury and other administration officials with analysis of key risks including credit, market, liquidity, operational, governance and reputational risks. From 2018 to 2019, Phelan also served as acting director for the Office of Financial Research, an independent bureau within Treasury charged with supporting the Financial Stability Oversight Council and conducting research about systemic risk. Prior to joining Treasury, Phelan served as the chief risk officer for RBS Americas from 2011 to 2014, as chief risk officer for Fannie Mae from 2009 to 2011, and as chief risk officer for Wachovia Corporation from 2008 to 2009. Since 2019, he has served on the board of Huntington Bancshares and is a member of the risk oversight committee.

About Adtalem Global Education

The purpose of Adtalem Global Education is to empower students to achieve their goals, find success, and make inspiring contributions to our global community. Adtalem Global Education Inc. (NYSE: ATGE; member S&P MidCap 400 Index) is a leading workforce solutions provider and the parent organization of American University of the Caribbean School of Medicine, ACAMS (Association of Certified Anti-Money Laundering Specialists), Becker, Chamberlain University, EduPristine, OnCourse Learning, Ross University School of Medicine and Ross University School of Veterinary Medicine. For more information, please visit adtalem.com and follow us on Twitter (@adtalemglobal) and LinkedIn.

Contacts

Media Contact:
John Kristoff
john.kristoff@adtalem.com
312-651-1481

Investor Contact:
Maureen Resac
maureen.resac@adtalem.com
630-353-9920